                                                                      EXHIBIT 21



SUBSIDIARIES OF THE REGISTRANT

       The Registrant has three wholly-owned subsidiaries, Davey Tree Surgery Company (incorporated in California), Davey Tree Expert Co. of Canada, Limited (incorporated in Canada) and B.D. Wilhelm Company (incorporated in Colorado), each of which does business under its corporate name.

                                      16